Exhibit 10.1

Biodesix, Inc.

2021 Senior Management Bonus to Equity Plan

1.
Purposes. The purpose of the Biodesix, Inc. 2021 Senior Management Bonus to Equity Plan (the “Plan”) is to provide certain designated employees of Biodesix, Inc., a Delaware corporation (the “Company”), or its subsidiaries with the opportunity to receive a portion of their annual cash bonus in the form of a Nonstatutory Stock Option (as defined under the Equity Incentive Plan). The Plan is a subplan of the Equity Incentive Plan.
2.
Definitions. For purposes of the Plan:

“Board” means the Board of Directors of the Company.

“Bonus Year” means the calendar year in respect of which an annual cash bonus is earned.

“Plan” means this Biodesix, Inc. 2021 Senior Management Bonus to Equity Plan, as set forth herein and as amended from time to time.

“Committee” means the Compensation Committee of the Board, or a subcommittee thereof, or such other committee designated by the Board to administer the Plan.

“Company” means Biodesix, Inc., a Delaware corporation, or any successor thereto.

“Eligible Employee” means an employee of the Company or its subsidiaries who the Committee designates as eligible.

“Equity Incentive Plan” means the Biodesix, Inc. 2020 Equity Incentive Plan, as amended from time to time, or any successor equity plan adopted by the Company.

“Individual Cap” means the maximum amount of a Participant’s annual cash bonus that may be received in the form of a Nonstatutory Stock Option, as determined under Section 5(c) of the Plan.

“Option Election” means an effective election under Section 5 of the Plan.

“Participant” means an Eligible Employee who makes an Option Election under Section 5 of the Plan.

“Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

3.
Administration. The Plan shall be administered by the Committee. The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, and establish, amend and revoke rules and regulations or impose conditions it deems necessary or desirable for the administration of the Plan. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive upon the Participants and all other persons having or claiming any right or interest in the Plan or any Nonstatutory Stock Option granted hereunder.

No member of the Board or Committee, and no officer of the Company to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Board and the Committee and such officers shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Amended and Restated Certificate of Incorporation) under any indemnification agreement to which such director or officer is then party and under any directors’ and officers’ liability insurance that may be in effect from time to time.

4.
Eligibility. The Committee shall have the authority to determine who is an Eligible Employee under the Plan.
5.
Option Election.
a.
Annual Elections. Prior to the first day of each Bonus Year, each Eligible Employee may elect, in accordance with rules and procedures established by the Committee, to forgo 25%, 50%, 75% or 100% of such Eligible Employee’s annual cash bonus that may be earned in such Bonus Year in exchange for a fully-vested Nonstatutory Stock Option to purchase the number of shares of Common Stock determined under the Conversion Formula set forth in Section 5(d) (an “Option”). Notwithstanding the foregoing, any election under this paragraph will be limited by the Individual Cap set forth Section 5(c), or by any maximum dollar amount set forth by the Company or the Eligible Employee in such election. Any election made under this Section 5(a) shall become irrevocable as of December 31 of the year prior to the Bonus Year for which the election is made.
b.
Initial Participant Elections. An individual who becomes an Eligible Employee for the first time after a Bonus Year has commenced, and on or prior to September 30 of such year, may elect, not later than the 30th day following the date the individual becomes an Eligible Employee, and in accordance with rules and procedures established by the Committee, to forgo 25%, 50%, 75% or 100% of such Eligible Employee’s annual cash bonus that may be earned in such Bonus Year after the date of such election in exchange for an Option. Notwithstanding the foregoing, any election under this paragraph will be limited by the Individual Cap set forth Section 5(c), or by any maximum dollar amount set forth by the Company or the Eligible Employee in such election.
c.
Individual Cap. Each Option Election under this Section 5 shall be limited to an amount equal to the Eligible Employee’s target annual bonus for the Bonus Year. If, absent this limitation, a Participant’s election would result in such Participant forgoing an amount of the Participant’s annual cash bonus in excess of the Participant’s target annual bonus for the Bonus Year, the Participant shall be deemed to have elected to forgo an amount equal to 100% of such Participant’s target annual bonus for the Bonus Year in exchange for an Option, and any portion of the annual bonus in excess of such amount shall be paid to the Participant in cash, subject to the terms of the annual bonus plan as then in effect.
d.
Conversion Formula. The number of shares of Common Stock subject to an Option shall be determined using the following formula: (Cash Value * 4)/Average Share Price.

“Cash Value” means the value of that portion of the annual cash bonus for the Bonus Year which a Participant has elected to forgo pursuant to a valid Option Election, after application of any applicable maximum dollar amounts or the Individual Cap.

“Average Share Price” means the average share price for the Bonus Year, as determined in good faith by the Committee.

6.
Capitalization Adjustments. In the event of (i) any change in the Common Stock through a merger, consolidation, reorganization, recapitalization or otherwise, (ii) a stock dividend, or (iii) a stock split, combination or other change in the Common Stock, in each case, as described in Section 5.7 of the Equity Incentive Plan, the number of Nonqualified Stock Options held by each Participant shall be increased or decreased proportionately in accordance with Section 5.7 of the Equity Incentive Plan.
7.
Termination of Employment. In the event that a Participant’s employment with the Company or its applicable subsidiary terminates for any reason (including by reason of death, disability, termination by the Company or its subsidiary without cause, voluntary resignation or otherwise), such Participant’s Option Election shall be cancelled and shall be of no force and effect, and no portion of any amount paid to the Participant in respect of his or her annual cash bonus shall be eligible for conversion to an Option.
8.
Amendment and Termination. The Board may amend or terminate the Plan at any time in whole or in part; provided, however, that no amendment or termination shall adversely affect the rights of a Participant pursuant to a valid Option Election without the consent of the Participant. Notwithstanding the foregoing, the Plan may be amended at any time, without the consent of any Participant (or beneficiary), if necessary or desirable to comply with applicable law.
9.
General Provisions.
a.
Non-Alienation of Benefits. Neither a Participant nor any other person shall have any rights to sell, assign, transfer, pledge, anticipate, or otherwise encumber the amounts, if any, payable under the Plan. Any attempted sale, assignment, transfer, pledge, anticipation or encumbrance shall be null and void and without any legal effect. No part of the amounts payable under the Plan shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.
b.
No Stockholder Rights. Neither a Participant nor any other person shall have any rights as a stockholder of the Company with respect to an Option until shares of Common Stock are issued to the Participant in accordance with the terms of such Option under the Equity Incentive Plan.
c.
Section 409A. It is intended that the Plan and any Nonstatutory Stock Option granted hereunder be exempt from the application of Section 409A and any state law of similar effect. In the event any payment hereunder be deemed to be deferred compensation subject to the requirements of Section 409A, such payment shall be intended to comply with the requirements of Section 409A and the Plan shall be interpreted accordingly. To this end, and notwithstanding any other provision of this Plan to the contrary, if at the time of a Participant’s termination of employment with the Company or its subsidiary, (i) the Company’s securities are publicly traded on an established securities market, (ii) the Participant is a “specified employee” (as defined in Section 409A), and (iii) the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of such payment until the date that is six (6) months following the Participant’s termination of employment with the Company or its subsidiary (or the earliest date as is permitted under Section 409A). Any amounts, the payment of which are so deferred, shall be paid in a lump sum payment on the first (1st) day of the seventh (7th) month following the end of such deferral period. If the Participant dies during the deferral period prior to the payment of any deferred amount, then the unpaid deferred amount shall be paid to the personal representative of the Participant’s estate within sixty (60) days after the date of the Participant’s death. Notwithstanding any provision of this Plan to the contrary, and to the extent necessary to comply with Section 409A with respect to any “deferred compensation” within the meaning of Section 409A, a Participant will be deemed to have a date of termination for purposes of determining the timing of any payments or benefits hereunder only upon a “separation from service” within the meaning of Section 409A. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. By making an Option Election, a Participant acknowledges and agrees that the Participant shall be solely responsible for the payment of any taxes, penalties, interest of other expenses incurred by the Participant on account of non-compliance with Section 409A.
d.
Severability. If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be enforced as if the invalid provisions had never been set forth therein.
e.
Successors in Interest. The obligation of the Company under the Plan shall be binding upon any successor or successors of the Company, whether by merger, consolidation, sale of assets or otherwise, and for this purpose reference herein to the Corporation shall be deemed to include any such successor or successors.
f.
Governing Law. The Plan shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without giving effect to principles of conflict of laws.